Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:

James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, JANUARY 26, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES

RESIGNATION OF BOARD MEMBERS

Chicago, IL – January 26, 2006 – Strategic Hotel Capital, Inc. (NYSE: SLH), which operates as Strategic Hotels & Resorts, today announced that both Robert M. Falzon and Jonathan A. Langer have submitted their resignation from the Board of Directors, effective upon closing of the recent public offering, announced on January 24, 2006, and slated to close on Monday, January 30, 2006. The resignations are in conjunction with the divestment of interests in the Company by certain stockholder entities affiliated with Prudential Insurance Company of America and The Goldman Sachs Group, Inc. as part of the public offering. The company will have seven remaining directors on its Board.

Laurence Geller, chief executive officer of Strategic Hotels & Resorts, commented, “We are very appreciative of Rob and Jonathan for their support and valuable contributions since the IPO.”

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 8,269 rooms. For further information, please visit the company’s website at www.strategichotels.com.